EV Energy Partners Announces Closing of Austin Chalk Acquisition, Additional Commodity Price Hedges, Reduction in Outstanding Long-Term Debt and Anticipated Second Quarter Distribution

HOUSTON, TX, Jul 01, 2009 (MARKETWIRE via COMTEX News Network) -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it, along with certain institutional partnerships managed by EnerVest, Ltd., has closed its previously announced acquisition of oil and natural gas properties in the Austin Chalk. EVEP acquired a 15.15 percent interest in these assets for an adjusted purchase price of $11.7 million subject to customary post-closing adjustments.

John Walker, Chairman and CEO, said, "This add-on acquisition to our existing Austin Chalk operations provides us significant additional drilling locations as well as re-entry possibilities for unexploited potential in the approximately 270 existing well bores of the acquired properties. The Austin Chalk is EnerVest's largest and most successful area of operations and we have continued to experience excellent results in our drilling program during the first half of 2009."

In conjunction with the acquisition, EVEP has initially added the following Houston Ship Channel natural gas swaps:

--  1,137 MMBTU/day for the second half of 2009 at $4.41
--  985 MMBTU/day for 2010 at $5.76

EVEP is over 85% hedged for the second half of 2009 and has significant commodity price hedges in place through 2013.

Through net proceeds from its recently completed equity offering, cash flow and cash on hand, EVEP has reduced the debt outstanding under its credit facility by 25%, or $115 million, since the beginning of 2009. Total debt outstanding is currently $352 million as compared to $467 million as of December 31, 2008.

In addition, management anticipates that it will recommend to the Board of Directors a $0.753 per unit distribution for the second quarter of 2009, payable during the third quarter of 2009.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the EVEP's reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P.
Michael E. Mercer
713-651-1144
Web site: http://www.evenergypartners.com

SOURCE: EV Energy Partners, L.P.

http://www.evenergypartners.com